EXHIBIT 10.29

AMENDMENTS TO THE LIMITED LIABILITY

COMPANY AGREEMENT OF

TEJON MOUNTAIN VILLAGE LLC

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEJON MOUNTAIN VILLAGE LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TEJON MOUNTAIN VILLAGE LLC (this "Amendment"), is made and entered into as of November 29, 2006 by and between TEJON RANCHCORP, a California corporation ("Tejon") and DMB TMV LLC, an Arizona limited liability company ("DMB"). Tejon and DMB are hereinafter referred to collectively as the "Members" and individually as each or any "Member".
RECITALS

A.     The Members entered into that certain Limited Liability Company Agreement of
Tejon Mountain Village LLC on May 19, 2006 (the "Original Agreement").

B.    The Members now desire to amend the address with respect to Tejon set forth in Section 16.1 of the Original Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, being duly sworn, do hereby agree and certify as follows:

ARTICLE I
NOTICE PROVISION

1.1     Tejon's Address. The address set forth for notices to Tejon in Section 16.1 of the
Original Agreement is hereby deleted in its entirety and replaced with the following address:

To Tejon:     Tejon Ranchcorp
P.O. Box 1000
4436 Lebec Road
Lebec, California 93243
Facsimile: (661) 248-3100
Attention: General Counsel

The address for copies to Tejon's counsel and the addresses for DMB and its counsel set forth in Section 16.1 shall remain unchanged.

ARTICLE II MISCELLANEOUS

2.1     Continuing Effectiveness. Except to the extent specifically herein amended, the Original Agreement shall continue unmodified and in full force and effect. In the event of any conflict between the provisions of the Original Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

2.2 Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TEJON:

TEJON RANCHCORP, a California
corporation

By: /s/ Robert A. Stine
Robert A. Stine, its President and CEO

By: /s/ Allen E. Lyda
Name: Allen E. Lyda
Title: CFO

DMB:

DMB TMV LLC,
an Arizona limited liability company

By: DMB ASSOCIATES, INC.,
an Arizona Corporation,
its Manager

By: /s/ Eneas A. Kane
Name: Eneas A. Kane
Title: COO

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF
TEJON MOUNTAIN VILLAGE LLC

THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TEJON MOUNTAIN VILLAGE LLC (this "Amendment"), is made and entered into as of August 13, 2008, by and between TEJON RANCHCORP, a California corporation ("Tejon"), and DMB TMV LLC, an Arizona limited liability company ("DMB").

RECITALS

A.     WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on March 29, 2006 in accordance with the Act.

B. The Members entered into that certain Limited Liability Company Agreement of Tejon Mountain Village LLC on May 19, 2006 (the "Original Agreement"). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Original Agreement.

C.     The Original Agreement was modified pursuant to the terms of that certain First Amendment to Limited Liability Agreement of Tejon Mountain Village (the "First Amendment") dated as of November 29,2006. The Original Agreement and the First Amendment are hereinafter collectively referred to as the "Agreement".

D.     The Members desire to modify certain terms of the Agreement as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, being duly sworn, do hereby agree to amend the Agreement as follows:

ARTICLE I CAPITAL CONTRIBUTIONS

1.1     Required Additional Capital Contributions of DMB. Section 4.2 of the Original
Agreement is hereby amended and restated as Section 4.2A through 4.2E set forth on
Exhibit "A" hereto, which is incorporated herein by reference as if fully set forth herein.

1.2     Required Additional Capital Contributions of Tejon.

A.    Section 4.4L is hereby added to the Agreement as follows: "The parties agree that the value ascribed to the Existing Property upon contribution to the Company shall be Thirty Million Dollars ($30,000,000) (the "Property Contribution"). Upon Tejon's contribution of the Existing Property to the Company, Tejon shall receive credit to its Book Capital Account in an amount equal to the Property Contribution."

B.     Section 4.4M is hereby added to the Agreement as set forth in Exhibit "B" hereto, which is incorporated herein by reference as if fully set forth herein.

1.3     Funding of Additional Company Expenses by DMB and Tejon. Section 4.5 of the
Original Agreement is hereby amended and restated as follows:

During the Development Stage, if additional Capital Contributions for the Company, over and above the Capital Contributions set forth in Sections 4.1, 4.2 and 4.4 above, are deemed necessary or advisable by the Executive Committee, at any time (and regardless of whether the Capital Contributions set forth in
Sections 4.1, 4.2 and 4.4 have been exhausted), the Executive Committee may elect to arrange for third party financing. If such third party financing is unavailable to the Company and DMB and Tejon have funded their respective Capital Contributions required to be made under 4.1, 4.2 and 4.4, then the Executive Committee may call upon each Member to make additional Capital Contributions ("Shortfall Contributions"). DMB's Shortfall Contributions and Tejon's Shortfall Contributions shall be made in the form of cash unless otherwise determined by the Executive Committee. The Shortfall Contributions shall be made pro rata in accordance with the Members' Percentage Interests.

ARTICLE II DISTRIBUTIONS

2.1     Distributions of Available Cash. Sections 6.1A through 6.1D of the Original Agreement are hereby amended and restated as Sections 6.1A through 6.1G set forth in Exhibit "C" hereto, which is incorporated herein by reference as if fully set forth herein.

2.2     Hypothetical Distributions in the Event of Condemnation. Levels (1) through (5) set forth in Section 4.4H of the Original Agreement are hereby amended and restated as Levels (1) through (5) set forth in Exhibit "D" hereto, which is incorporated herein by reference as if fully set forth herein.

ARTICLE III ADDITIONAL MODIFICATIONS

3.1     Deficit Capital Account. Section 12.6 is hereby added to the Agreement as follows: "No Member shall have any liability to the Company, to any other Member, or to the creditors of the Company on account of any deficit Capital Account balance."

3.2     Tax Appendix. The Tax Appendix (Appendix "A") to the Agreement is hereby amended and restated as set forth in Exhibit "E" hereto, which is incorporated herein by reference as if fully set forth herein.

ARTICLE IV MISCELLANEOUS

4.1     Continuing Effectiveness. Except to the extent specifically herein amended, the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

4.2 Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TEJON:

TEJON RANCHCORP, a California
corporation

By: /s/ Robert A. Stine
Robert A. Stine, its President and CEO

By: /s/ Allen E. Lyda
Name: Allen E. Lyda
Title: CFO

DMB:

DMB TMV LLC,
an Arizona limited liability company

By: DMB ASSOCIATES, INC.,
an Arizona Corporation,
its Manager

By: /s/ Eneas A. Kane
Name: Eneas A. Kane
Title: Executive Vice President

EXHIBIT "A"

REQUIRED ADDITIONAL CAPITAL CONTRIBUTIONS OF DMB (REPLACING SECTION 4.2 OF THE ORIGINAL AGREEMENT)

4.2     Required Additional Capital Contributions of DMB.

A.    During the Entitlement Stage, DMB shall make additional Capital Contributions in an aggregate total amount of up to Thirty Million Dollars ($30,000,000) as and when necessary to fund the operations of the Company in accordance with the Entitlement Business Plan or as otherwise Approved by the Executive Committee (collectively, "DMB Threshold Entitlement Contributions"). DMB shall receive credit to its Book Capital Account at the time and in the amount that each Capital Contribution is so made.

B.    Once DMB has funded the entire DMB Threshold Entitlement Contributions, DMB shall fund pari passu with Tejon pursuant to Section 4.4M fifty percent (50%) of all amounts necessary to fund the operations of the Company in accordance with the Entitlement Business Plan and the Development Business Plan or as otherwise Approved by the Executive Committee.

C.    Amounts funded by DMB pursuant to Section 4.2B during the Entitlement Stage shall be referred to herein as DMB's "Shared Entitlement Contributions". Amounts funded by DMB pursuant to Section 4.2B during the Development Stage shall be referred to herein as DMB's "Shared Development Contributions".

D.     All amounts funded pursuant to this Section 4.2 shall be referred to as
"DMB Mandatory Additional Contributions").

E.    The Executive Committee acting unanimously may determine in writing signed by all Representatives the amount and timing of contributions of particular portions of the DMB Mandatory Additional Contributions; provided, however DMB's obligation for its Mandatory Additional Contributions shall not cumulatively exceed One Hundred Million Dollars ($100,000,000). Any such determination(s) shall constitute binding obligations of the Members, shall not be subject to Progress Deadlock and may not be overruled or otherwise altered by mediation pursuant to Section 7.1C.

EXHIBIT "B"

REQUIRED ADDITIONAL CAPITAL CONTRIBUTIONS OF TEJON (ADDED AS SECTION 4.4M OF THE AGREEMENT)

M     Additional Cash Contributions of Tejon.

(1)     Once DMB has funded the entire DMB Threshold Entitlement Contributions, Tejon shall fund pari passu with DMB pursuant to Section 4.2B fifty percent (50%) of all amounts necessary to fund the operations of the Company in accordance with the Entitlement Business Plan and the Development Business Plan or as otherwise Approved by the Executive Committee.

(2)     Amounts funded by Tejon pursuant to Section 4.4M(l) during the Entitlement Stage shall be referred to herein as Tejon's "Shared Entitlement Contributions". Amounts funded by Tejon pursuant to Section 4.4M(l) during the Development Stage shall be referred to herein as the Tejon's "Shared Development Contributions".

(3)     The Executive Committee acting unanimously may determine in writing signed by all Representatives the amount and timing of contributions of particular portions of the Capital Contributions made pursuant to this Section 4.4M; provided, however Tejon's obligation for its Shared Entitlement Contributions and Shared Development Contributions shall not cumulatively exceed Seventy Million Dollars ($70,000,000). Any such determination(s) shall constitute binding obligations of the Members, shall not be subject to Progress Deadlock and may not be overruled or otherwise altered by mediation pursuant to Section 7.1C.

EXHIBIT "C"

DISTRIBUTIONS OF AVAILABLE CASH (REPLACING SECTION 6.1A THROUGH 6.1D OF THE ORIGINAL AGREEMENT)

6.1.     Definitions and Distributions.

A.     First Level. First, for the payment of any Member Loans (including any interest accrued thereon);

B.     Second Level. Second, pari passu to Tejon and DMB in accordance with the ratio of(i) Tejon's Initial Capital Contribution of $27,000,000 less the $13,500,000 distributed to Tejon pursuant to Section 4.1 ("Tejon Second Level Contributions"), to (ii) the sum of DMB's Initial Capital Contribution and its DMB Threshold Entitlement Contributions (such sum, the "DMB Second Level Contributions"), until DMB has recovered the DMB Second Level Contributions and received a 20% return, compounded quarterly, on the DMB Second Level Contributions and Tejon has recovered the Tejon Second Level Contributions and received a 20% return, compounded quarterly on the Tejon Second Level Contributions;

C.    Third Level. Third, 50% to Tejon and 50% to DMB until Tejon and DMB have recovered their respective Shared Entitlement Contributions and received a 20% return, compounded quarterly, on their respective Shared Entitlement Contributions;

D.     Fourth Level. Fourth, 50% to Tejon and 50% to DMB until Tejon has recovered the amount of its Property Contribution and received a 20% return, compounded quarterly, on the amount of its Property Contribution;

E.    Fifth Level. Fifth, 50% to Tejon and 50% to DMB until Tejon and DMB have recovered their respective Shared Development Contributions and received a 12% return, compounded quarterly, on their respective Shared Development Contributions;

F.     Sixth Level. Sixth, 50% to Tejon and 50% to DMB until DMB has received under this Section 6.1F together with the distributions under (i) Sections 6.1B, 6.1C and 6.1E relating to return on capital (but not return of capital) and (ii) Section 6.1D, a cumulative return of 20%, compounded quarterly, on the sum of its Initial Capital Contributions and its DMB Mandatory Additional Contributions;

G.     Seventh Level. Last, to the Members, pro rata 60% and 40% to DMB.

EXHIBIT "D"

HYPOTHETICAL DISTRIBUTIONS UPON CONDEMNATION (REPLACING SECTION 4.4H, LEVELS (1) THROUGH (5) OF THE ORIGINAL AGREEMENT)

(1)	First Level. First, for the payment of any Member Loans (including any interest accrued thereon);

(2)     Second Level. Second, pari passu to Tejon and DMB in accordance with the ratio of
(i) Tejon's Initial Capital Contribution of$27,000,000 less the $13,500,000 distributed to Tejon pursuant to Section 4.1 ("Tejon Second Level Contributions"), to (ii) the sum of DMB's Initial Capital Contribution and its DMB Threshold Entitlement Contributions (such sum, the "DMB Second Level Contributions"), until DMB has recovered the DMB Second Level Contributions and received a 20% return, compounded quarterly, on the DMB Second Level Contributions and Tejon has recovered the Tejon Second Level Contributions and received a 20% return, compounded quarterly on the Tejon Second Level Contributions;

(3)
Third Level. Third, 50% to Tejon and 50% to DMB until DMB has received under this Section 4.4H(3), an amount equal to all of its Shared Entitlement Contributions and Shared Development Contributions, and received a cumulative return of 20%, compounded quarterly, on its DMB Shared Entitlement Contributions and Shared Development Contributions;

(4)
Fourth Level. Fourth, 100% to Tejon until Tejon has received distributions under this Section 4.4H(4) that, together with Sections 4.4H(2) and 4.4H(3), cumulatively total the Condemnation Threshold; and

(5)     Fifth Level. Last, to the Members, pro rata 50% to Tejon and 50% to DMB,

EXHIBIT "E"

TAX APPENDIX A
ALLOCATION OF PROFITS AND LOSSES/REGULATORY ALLOCATIONS

1.1     Allocations of Profits and Losses.

(a)     General. All allocations for each Fiscal Year shall be allocated among the Members as necessary to cause each Member's Capital Account balance as of the end of each fiscal year to equal as nearly as possible such Member's Target Capital Account Balance. The rules set forth in this Appendix A shall apply for purposes of determining each Member's allocable share of the items of income, gain, loss and expense of the Company comprising Profits or Losses of the Company for each fiscal year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member's Capital Account to reflect the aforementioned general and special allocations.

(b)     Target Capital Account/Hypothetical Liquidation. Items of income, expense, gain and loss of the Company comprising Profits or Losses for a Fiscal Year shall be allocated among the persons who were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the Target Capital Account Balance of such Member ("Target Capital Account Balance"). The Target Capital Account Balance amount shall be the excess (which may be a negative amount) of:

(i)     the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (x) all Company assets, including cash, were sold for cash equal to their Book Values (determined under Treasury Reg. § 1.704-1 as of the end of such fiscal year), taking into account any adjustments thereto for such fiscal year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Book Values of the asset or assets securing such Nonrecourse liability determined under Treasury Reg. § 1.704-1 as of the end of such Fiscal Year), and (z) the net proceeds thereof of such hypothetical transactions and all remaining available cash of the Company (after the hypothetical satisfaction of such liabilities) were distributed in full to the Members pursuant to Section 6 of the Agreement, over

(ii)     the sum of (x) the amount, if any, without duplication, that upon such hypothetical liquidation such Member would be treated as being obligated to restore for purposes of such Member's Minimum Gain Share, and (y) such Member's share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Reg. § 1.704-2(i)(5), all computed as of the hypothetical sale date described in Section 1.1(b)(i) above.

1.2     Special Allocations. The following special allocations shall be made in the following order:

(a)     Minimum Gain Chargeback. Except as otherwise provided in Regulations
Section 1.704-2(£)(2)-(5), notwithstanding any other provision of this Appendix A if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 1.2(a) is intended to comply with such Sections of the Regulations and shall be interpreted consistently therewith.

(b)     Member-Related Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provisions of this Appendix A, if there is a net decrease in Member-Related Nonrecourse Debt Minimum Gain attributable to a Member Related Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(3), during any Fiscal Year, each Member who has a share of the Member-Related Nonrecourse Debt Minimum Gain attributable to such Member-Related Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member-Related Nonrecourse Debt Minimum Gain attributable to such Member-Related Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 1.2(b) is intended to comply with Regulations Section 1.704-2(i) and shall be interpreted consistently therewith. The allocation required by this Section 1.2(b) will be made after any allocation required by Section 1.2(a) but before any other allocation for the Fiscal Year.

(c)     Member-Related Nonrecourse Debt. Any item of Company loss, deduction or expenditure under Code Section 705(a)(2)(B) attributable to Member-Related Nonrecourse Debt shall be allocated in accordance with Regulations Section 1.704-2(i) to the Member who bears the economic risk of loss for such debt.

(d)     Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704- l(b)(2)(ii)(d)(4), (5) or (6) resulting in an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. The items to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)(6). This Section 1.2(d) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulation; provided, that an allocation pursuant to this Section 1.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Appendix A have been tentatively made as if this Section 1.2(d) were not in the Agreement.

(e)     Preventive Allocation. In the event any Member has a deficit Capital
Account at the end of any Company Fiscal Year which is in excess of the sum such Member is obligated pursuant to this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections
1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of
Company income and gain (consisting of a pro rata portion of each item of Company income and gain) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1.2(e) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Appendix A have been tentatively made as if this Section 1.2(e) and Section 1.2(d) were not in this Agreement.

(f)     Basis Adjustment to Company Assets. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be so adjusted.

1.3     Curative Allocations. The allocations set forth in Section 1.2 hereof (the "Regulatory
Allocations") are intended to comply with certain requirements of Regulations Section 1.704-
1(b) and 1.704-2. Notwithstanding any other provisions of this Appendix A (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of such other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member in each Company Fiscal Year if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to Member-Related Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member-Related Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 1.3 shall be deferred with respect to allocations pursuant to Member-Related Nonrecourse Debt Minimum Gain above to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent Regulatory Allocations.

1.4     Other Allocation Rules.

(a)     In the event Members are admitted to the Company pursuant to this Agreement on different dates, Company items of income, gain, loss, deduction and credit allocated to the Members for each Company taxable year during which Members are so admitted shall be allocated among the Members in proportion to their respective interests in the Company during such Company taxable year using any convention permitted by Code Section 706 and selected by the Members.

(b)     In the event a Member transfers its Interest during a Company taxable year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its transferee for such Company taxable year shall be made between such

Member and its transferee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Members.

(c)     For purposes of Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the amount of Member-Related Nonrecourse Debt Minimum Gain, shall be allocated in each Company taxable year (i) to the extent of the total amount of built-in gain (as defined in Regulations Section 1.752-3(a)(2), taking into account how the Members would share taxable gain if the Company, in a taxable transaction, disposed of all of its property in full satisfaction of its Nonrecourse Liabilities and for no other consideration, and (ii) to the extent of any remaining Nonrecourse Liabilities, in accordance with how the Members reasonably expect that the deductions attributable to such remaining Nonrecourse Liabilities will be allocated among the Members.

(d)     To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-
2(i)(6), the Members shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member-Related Nonrecourse Debt only to the extent that such distribution would not cause or increase an Adjusted Capital Account Deficit for any Member.

1.5     Tax Allocations and Tax Treatment of Contributions: Code Sections 704(c), 707.

(a)     Except as otherwise provided in this Section 1.5, all items of Company income, gain, loss, deduction and credit for federal and applicable state and local income tax purposes shall be allocated among the Members in the same manner as they share correlative Profits, Losses or Company items of income, gain, loss or deduction, as the case may be, for the Company taxable year. Allocations pursuant to this Section 1.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

(b)     In accordance with Code Section 704(c) and the Regulations there under, but solely for income tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Gross Asset Value, including, but not limited to, special allocations to a contributing Member that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Members. Further, in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (iii) of the definition of "Gross Asset Value" contained herein, such that "reverse section 704(c) allocations" are required under Regulations Section 1.704-3(a)(6), then solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations there under.

(c)     Allocations under Section 1.5(c) with respect to the Existing Property contributed to the Company by Tejon shall be made in accordance with the "remedial allocation method," as described in Regulations Section 1.704-3(d), and shall take into account all adjustments to the Gross Asset Value of the Existing Property under Section 1.6(e)(i) of this Appendix A. Subject to the immediately preceding sentence, any elections or other decisions relating to allocations under Section 1.5(b), including the selection of any allocation method permitted under Regulations Section 1.704-3, shall be made as approved by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.

d)     If any taxable item of income or gain is computed differently from the taxable item of income or gain which results for purposes of the alternative minimum tax, then to the extent possible, without changing the overall allocations of items for purposes of either the Members' Capital Accounts or the regular income tax (i) each Member shall be allocated items of taxable income or gain for alternative minimum tax purposes taking into account the prior allocations of originating tax preferences or alternative minimum tax adjustments to such Member (and its predecessors) and (ii) other Company items of income or gain for alternative minimum tax purposes of the same character that would have been recognized, but for the originating tax preferences or alternative minimum tax adjustments, shall be allocated away from those Members that are allocated amounts pursuant to clause (i) so that, to the extent possible, the other Members are allocated the same amount, and type, of alternative minimum tax income and gain that would have been allocated to them had the originating tax preferences or alternative minimum tax adjustments not occurred.

(e)     In the event that (i) the Code or any Regulations require allocations of items of income, gain, loss or deduction different from those set forth in this Tax Appendix A or (ii) the TMP reasonably determines that it is necessary or appropriate to modify the manner in which such allocations are to be made pursuant to this Tax Appendix A, the TMP based on the advice of the Company's tax advisors may make new allocations, subject to the requirements of the Code and the Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

1.6     Definitions

(a)     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable year of the Company, after giving effect to the following adjustments:

(i)     Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(ii)     Debit to such Capital Account the items described in Regulations
Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b)     "Book Capital Account" means, with respect to each Member, the Capital Account maintained for such Member in accordance with this Appendix A and with any applicable provisions of the Agreement.

(c)     "Capital Account" means, with respect to each Member, the single capital account of that Member determined in accordance with this definition and the rules set forth in Regulations Section 1.704-l(b)(2)(iv).

(i)     Subject to the previous sentence, Capital Account means the amount of money contributed by such Member to the capital of the Company, increased by the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and the amount of any Profits allocated to such Member, and decreased by the amount of money distributed to such Member by the Company (exclusive of a guaranteed payment within the meaning of Section 707(c) of the Code), the Gross Asset Value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) and the amount of any Losses allocated to such Member.

(ii)     In the event of a distribution to a Member that gives rise to the adjustment to the adjusted tax basis of Company property under Section 734 of the Code, the Capital Account of such Member in the event the distribution is in liquidation of such Member's Interest, or the Capital Accounts of the Members in the event the distribution is not in liquidation of such Member's Interest, shall be adjusted by the amount of such adjustment to the adjusted tax basis of Company property in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(iii)     In the event the Gross Asset Values of Company assets are adjusted pursuant to the terms of this Agreement, the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss was allocated to the Members pursuant to the appropriate provisions of this Agreement.

(iv)     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and the Regulatory Allocations, and shall be interpreted and applied in a manner consistent with such Regulations.

(v)     Any Transferee Member shall succeed to the Capital Account, Preferred Return Amount and other economic attributes of the transferor Member to the extent related to the Interest transferred.

(d)     "Company Minimum Gain" has the same meaning as "partnership minimum gain" set forth in Regulations Sections 1.704-2(b)(2) and shall be computed as provided in Regulations Section 1.704-2(d).

(e)     "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, as adjusted from time to time to reflect the adjustments that are required or permitted by, or are consistent with, Regulations Section 1.704-
1(b)(2)(iv)(d)-(g), (j)-(n), and (p)-(r); provided, however, that:

(i)     The Members have agreed that the Gross Asset Value of the Existing Property shall equal $30,000,000. Upon Tejon's conveyance of the Existing Property to the Company pursuant to Section 4.4L of the Agreement (and not before), Tejon's Book Capital Account and shall be increased by the Gross Asset Value of the Existing Property. The Members' agreement with respect to the Gross Asset Value of the Existing Property reflects the difficulty of determining the value of the Existing Property and has been arrived at through arms'-length negotiations.

(ii)     Subject to clause (i) immediately above, the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the initial fair market value of such asset as agreed to by the contributing Member and the other Members.

(iii)     The adjustments permitted pursuant to an event described within Regulations Section 1.704-l(b)(2)(iv)(f)(5) (excluding the liquidation of the Company described therein) shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(f)     "Member-Related Nonrecourse Debt" has the same meaning as "partner nonrecourse debt" set forth in Regulations Section 1.704-2(b)(4).

(g)     "Member-Related Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member-Related Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member-Related Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

(h)     "Member Nonrecourse Deductions" has the same meaning as "partner nonrecourse deductions" set forth in Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2). The amount of Member-Related Nonrecourse Deductions with respect to a Member-Related Nonrecourse Debt for any Company taxable year equals the excess, if any, of the net increase, if any, in the amount of Member-Related Nonrecourse Debt Minimum Gain attributable to such Member-Related Nonrecourse Debt during such Company taxable year over the aggregate amount of any distributions during such Company taxable year to the Member that bears the economic risk of loss for such Member-Related Nonrecourse Debt to the extent such distributions are from the proceeds of such Member-Related Nonrecourse Debt and are allocable to an increase in Member-Related Nonrecourse Debt Minimum Gain attributable to such Member-Related Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

(i)     "Nonrecourse Liability" has the same meaning given such term inRegulations Section 1.704-2(b)(3).

(j)    "Profits" and "Losses" and reference to any item of income, gain, loss or deduction thereof means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 702(a) shall be included in taxable income or loss), with the following adjustments:

    (i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Appendix A shall be added to such taxable income or loss;

(ii)     Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Tax Appendix A, shall be subtracted from such taxable income or loss;

(iii)     In the event the Gross Asset Value of any Company asset is adjusted pursuant to any provision of this Agreement other than Section 1.6(e)(i), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and the amount of such adjustment shall be taken into account in determining depreciation on such asset for purposes of computing Profits or Losses;

(iv)     Notwithstanding any other provision of this Appendix A, any items which are specially allocated pursuant to Appendix A, Section 1.2 or Section 1.3 shall not be taken into account in computing Profits or Losses.

(k)     "Regulatory Allocations" has the meaning set forth in Appendix A, Section 1.3.

THIRD AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEJON MOUNTAIN VILLAGE LLC

THIS THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TEJON MOUNTAIN VILLAGE LLC (this "Amendment") is made and entered into as of Nov. 18, 2009 by and between TEJON RANCHCORP, a California corporation ("Tejon"), and DMB TMV LLC, an Arizona limited liability company ("DMB"). Tejon and DMB are hereinafter referred to collectively as the "Members" and individually as each or any "Member".

RECITALS

A. The Members entered into that certain Limited Liability Company Agreement of Tejon Mountain Village LLC on May 19, 2006, as amended by that certain First Amendment to Limited Liability Company Agreement of Tejon Mountain Village LLC made as of November 29, 2006 and that certain Second Amendment to Limited Liability Company Agreement of Tejon Mountain Village LLC made as of August 13, 2008 (collectively, the "Agreement"). Capitalized terms not defined herein shall have the meanings ascribed hereto in the Agreement.

B. Section 4.4.J of the Agreement provides that the Existing Property and the Mitigation Land shall be subject to the Condor HCP (referenced in Sections 4.4(A)(l) and (J) of the Agreement), and the Members now desire to amend the Agreement to reflect that the Condor HCP has been replaced and superseded by the Tehachapi Upland Multiple Species Habitat and Conservation Plan (the "TUMSHCP"), to describe a process for the sharing of duties and obligations under the TUMSHCP and to provide for the execution of a separate Cooperation and Indemnification Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, being duly sworn, do hereby agree and certify as follows:

I. Defined Terms. Section 1.1 of the Agreement (Defined Terms) is hereby amended to add the following new definitions:

"Annual Compliance Report" shall have the meaning given such term in Section
4.4.J(vi).

"Compliance Report Date" shall have the meaning given such term in Section
4.4.J(vi).

"Implementing Agreement" shall mean that certain Implementing Agreement by and between Tejon Ranchcorp and the U.S. Fish and Wildlife Service concerning the "Tehachapi Upland Multi Species Habitat Conservation Plan," released in draft on January 23, 2009.

"Incidental Take Permit" shall mean the permit granted by the U.S. Fish and Wildlife Service to Tejon pursuant to the TUMSHCP.

"TUMSHCP" shall mean that certain Tehachapi Upland Multiple Species Habitat and Conservation Plan, prepared for Tejon Ranchcorp by Dudek, with technical assistance from the U.S. Fish and Wildlife Service, released in draft on January 23,2009.

"TUMSHCP Duties" shall have the meaning given such term in Section 4.4.J(v) herein.

"Third Amendment Effective Date" shall mean [ Nov. 18, 2009].

2. TUMSHCP. All references in the Agreement to the term "Condor HCP" are hereby deleted in their entirety and replaced with the term "TUMSHCP."

3. Additional Contributions of Tejon. Section 4.4.J of the Agreement is hereby amended and restated as set forth on Exhibit "A" hereto, which is incorporated by reference as if fully set forth herein.

4. Continuing Effectiveness. Except to the extent specifically herein amended, the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TEJON:

TEJON RANCHCORP, a California
corporation

By: /s/ Robert A. Stine
Name: Robert A. Stine
Its: President and Chief Executive Officer

By: /s/ Joseph E. Drew
Name: Joseph E. Drew
Its: Senior Vice President, Real Estate

DMB:

DMB TMV LLC, an Arizona limited liability company

By: DMB ASSOCIATES, INC., an Arizona Corporation, its Manager

By: /s/ Eneas A. Kane
Name: Eneas A. Kane
Its: President & CEO

EXHIBIT "A"

ADDITIONAL CONTRIBUTIONS OF TEJON
(REPLACING SECTION 4.4.J. OF THE AGREEMENT)

4.4. Additional Contributions of Members.

J. The Members acknowledge that the Existing Property and any Mitigation Land are subject to the terms of the TUMSHCP, which, as of the Third Amendment Effective Date, is in draft form. The Members shall cooperate in the process of finalizing the TUMSHCP, the Implementing Agreement and the Incidental Take Permit and agree that any changes to such documents that would materially and adversely affect the development of the Master Project shall be subject to the prior Approval of the Executive Committee, which Approval shall not unreasonably be withheld. During the Development Stage, the costs associated with the staff biologist required following the commencement of construction of the Master Project will be included in the Development Budget. Staff biologist costs should be limited to those relating only to the Master Project and the biologist's costs will be allocated accordingly. Tejon and DMB further agree as follows:

(i) The mitigation lands identified in the TUMSHCP that are Dedicated Conservation Easement Areas under Section 1.43 of the Tejon Ranch Conservation and Land Use Agreement shall not be considered "Mitigation Lands" subject to Section 9 of this Agreement.

(ii) Within five (5) days after issuance of the Incidental Take Permit to Tejon from the U.S. Fish and Wildlife Service, Tejon agrees to issue to the Company a Certificate of Inclusion (as defined in Section 3.6 of the Implementing Agreement and as contemplated by Section 2.2.4 of the TUMSHCP), and further agrees to promptly issue Certificate(s) of Inclusion to others identified by the Development Manager.

(iii) In the event the issuance of the TUMSHCP, the Implementing Agreement and/or the Incidental Take Permit is challenged, the Company shall have the right, but not the obligation, to participate in any associated litigation and to develop a joint strategy, mutually acceptable to the Company and Tejon, for defending or otherwise responding to such litigation. Tejon shall not voluntarily settle or abandon the defense of the litigation without the prior written consent of the Executive Committee of the Company.

(iv) The Members agree that maintaining the TUMSHCP, Implementing Agreement and Incidental Take Permit in full force and effect is in the mutual interest of each Member, and the Company. Neither the Company nor any Member shall perform, or authorize any employee, agent, lessee or contractor to perform, any act or omission which would violate the TUMSHCP, Implementing Agreement or Incidental Take Permit, or cause the Incidental Take Permit to be terminated, revoked, withdrawn or surrendered. The

Company and each Member shall promptly notify the Executive Committee of any receipt of any oral or written notice from, or oral or written correspondence or communication with, the U.S. Fish and Wildlife Service regarding any alleged or potential take, any failure or alleged failure of Tejon or any other party to comply with the TUMSHCP, or communication regarding the actual or threatened termination, revocation or suspension or prospective termination, revocation or suspension of Tejon's permit. Each Member, and the Company, shall have the right to participate in any discussions or proceedings with the U.S. Fish and Wildlife Service regarding the same (including any meet and confer obligations conducted pursuant to Section 4.7 of the TUMSHCP) or any discussions or proceedings conducted in order to implement, modify or affect any duties and obligations required by the TUMSHCP.

(v) Each of Tejon and the Company shall use its diligent and good faith efforts to perform those duties and obligations required by the TUMSHCP (the "TUMSHCP Duties"). Each of Tejon and the Company will reasonably cooperate with each other in the performance of the TUMSHCP Duties.

(vi) The Company shall deliver to Tejon information from its project biologists necessary for Tejon to prepare the annual monitoring and compliance reports required under Sections 4.5.2, 7.3.1 and 7.3.2 of the TUMSHCP (the "Annual Compliance Report"), no fewer than sixty (60) days prior to the date on which such reports are due to the U.S. Fish and Wildlife Service ("Compliance Report Date"). Tejon and the Company shall thereafter collaborate as appropriate to complete and submit the final Annual Compliance Report.

(vii) Tejon and the Company shall promptly exchange for review and comment a copy of each management plan that encompasses the Tejon Mountain Village Specific Planning Area (as defined under the TUMSHCP) and other area(s) of the Conserved Lands, and a copy of conservation easement(s) prepared to comply with the TUMSHCP, Implementing Agreement and/or Incidental Take Permit, and shall thereafter collaborate as appropriate in finalizing such documents.

(viii) If the U.S. Fish and Wildlife Service violates or breaches the TUMSHCP, the Implementing Agreement and/or the Incidental Take Permit, the Members agree to immediately meet and confer with the Executive Committee of the Company in order to develop with the Company a joint strategy to respond to such violations or breach by the U.S. Fish and Wildlife Service. Tejon shall have the sole and exclusive right to determine whether to take action at its sole expense against such violations or breach and to object to or take legal action against the U.S. Fish and Wildlife Service. If Tejon decides to take legal action, Tejon shall receive and retain all monetary awards, judgments, damages, and settlement proceeds received from any such actions it takes. If Tejon decides to not pursue such an action against the U.S. Fish and Wildlife Service, the Company shall have the right, but not the obligation, at its own expense, to pursue an enforcement action, and the Company shall retain all monetary awards, judgments, damages, and settlement proceeds. If the parties pursue an action collectively, the parties shall equally bear all costs, attorneys' fees, and expenses associated with the action, and any monetary awards, judgments, damages, or settlement proceeds shall be distributed to Tejon and the Company in equal amounts. In no event shall any Member or the Company take any action that would adversely affect the Company's ability to continue developing the project pursuant to applicable provisions of the TUMSHCP, the Implementing Agreement and/or the Incidental Take Permit. If either Tejon or the Company pursues an action against the U.S. Fish and Wildlife Service pursuant to this section of the Agreement, it will keep the other party promptly informed of all developments in the action, and the Company shall have the right to approve overall litigation strategy and the settlement of any such actions, such approval not to be unreasonably withheld. Each party agrees, at the request of the other party, to reasonably cooperate and assist in the prosecution and/or defense of any such action against the U.S. Fish and Wildlife Service at its own expense. The Company may also participate in negotiations of, and enforce (either independently or on behalf of Tejon), contracts and leases with third parties as they relate to either the Master Project or to the terms, provisions, or continued validity of the TUMSCHP, Implementing Agreement, and/or the Incidental Take Permit in relation to the Master Project.

(ix) Each Member and the Company shall execute a Cooperation and Indemnification Agreement in a form to be negotiated in good faith between the Members.

(x) The Members each appoint their Executive Committee Representatives to act as their respective agents for the limited purpose of allocating among the Members and the Company the costs and expenses of establishing and implementing the TUMSHCP. Company management, or a Representative, may recommend to the full Executive Committee a proposed allocation of TUMSHCP costs by a copy of the proposed cost allocation to all of the Representatives on the Executive Committee for consideration at the next scheduled meeting of the Executive Committee. The Executive Committee shall take action on cost allocations at that or a later scheduled meeting. To the extent that a cost allocation requires separate payment directly from a Member, upon the unanimous approval of the Member's Executive Committee Representatives, the Member shall undertake such obligation as a direct, independent obligation of the Member, separate from the Company. A Member may veto the undertaking by its Executive Committee Representatives of its independent share of such cost allocation by providing written notice to the Executive Committee no later than thirty (30) days after the date the Member's Representatives unanimously approved the cost allocation. At the written request of a Member's Representative, the Members shall execute an amendment to this Agreement memorializing the cost allocation decisions previously approved by the action of the Executive Committee and/or the Member's Representatives.

FOURTH AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEJON MOUNTAIN VILLAGE LLC

THIS FOURTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TEJON MOUNTAIN VILLAGE LLC (this "Amendment"), is made and entered into as of July 19, 2011 and between TEJON RANCHCORP, a California corporation ("Tejon"), and DMB TMV LLC, an Arizona limited liability company ("DMB").

RECITALS

A. WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on March 29, 2006 in accordance with the Act.

B. The Members entered into that certain Limited Liability Company Agreement of Tejon Mountain Village LLC on May 19, 2006 (the "Original Agreement"). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Original Agreement.

C. The Original Agreement was modified pursuant to the terms of that certain First Amendment to Limited Liability Agreement of Tejon Mountain Village LLC (the "First Amendment") dated as of November 29, 2006, that Second Amendment to Limited Liability Company Agreement of Tejon Mountain Village LLC dated as of August 13, 2008 (the "Second Amendment") and the Third Amendment to Limited Liability Company Agreement of Tejon Mountain Village LLC dated as of November 18, 2009 (the "Third Amendment"). The Original Agreement, First Amendment, Second Amendment and Third Amendment are hereinafter collectively referred to as the "Agreement".

D. The Members desire to modify certain terms of the Agreement as more particularly set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, being duly sworn, do hereby agree to amend the Agreement as follows:

ARTICLE I
CAPITAL CONTRIBUTIONS

1.1 Required Additional Capital Contributions of Tejon. Section 4.41 of the Agreement is hereby amended and restated as follows: "The parties agree that the value ascribed to the Existing Property upon contribution to the Company shall be Thirty-Four Million Five Hundred

Thousand Dollars ($34,500,000) (the "Property Contribution"). Upon Tejon's contribution of the Existing Property to the Company, Tejon shall receive credit to its Book Capital Accow1t in an amount equal to the Property Contribution."

ARTICLE II MISCELLANEOUS

2.1 Continuing Effectiveness. Except to the extent specifically herein amended, the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

2.2 Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpat1. Each counterpart may be delivered by facsimile or pdf with the same effect as delivery of the originals.

[signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TEJON:

TEJON RANCHCORP, a California corporation

By: /s/ Robert A. Stine
Robert A. Stine, its President and CEO

By: /s/ Allen E. Lyda
Name: Allen E. Lyda
Title: CFO

DMB:

DMB TMV LLC,
an Arizona limited liability company

By: DMB ASSOCIATES, INC.,
an Arizona Corporation,
its Manager

By: /s/ Mark Kehke
Name: Mark Kehke
Title: EVP